Exhibit T3B-2

TELEMAR NORTE LESTE S/A

Taxpayer Identification Number CNPJ/MF 33.000.118/0001-79

Companies Register Identification Number NIRE 33 300 15258-0

Minutes of the EXTRAORDINARY GENERAL MEETING held on September 19, 2013

(Drawn up in summary format as authorized by article 130, Paragraph 1, of Act No. 6.404/76)

1. PLACE, DATE AND TIME: Held at the head office of the Company, located at Rua do Lavradio, 71, 2º andar—Centro, City and State of Rio de Janeiro, CEP [Postal Code] 20230-070, on September 19 (nineteen), 2013, at 10:30 am.

2. AGENDA: (I) Record the resignation of the members of the Executive Board of the Company; (ii) Approve the assignment of the Company’s debts; (iii) Approve the increase of the limit of the guarantees; (iv) Approve hiring of the company FAST ONE SISTEMAS TECNOLÓGICOS S.A. (VEOTEX); (v) Re-ratify the resolution relative to items (ii) and (iii) of the Minutes of the Extraordinary General Meetings held on January 31 and March 28, 2013, respectively; (vi) Approve the amendment of the Bylaws of the Company—FINOR; (vii) Approve the alteration of article 2, Sole Paragraph, Item VI of the Bylaws of the Company; and (viii) Approve the restatement of the Company’s Bylaws.

3. CALL NOTICE: Waived, pursuant to the terms of Paragraph 4 of article 124 of Act No. 6.404/76 (“Lei das S.A./Brazilian Corporation Law”), in view of the presence of the shareholder representing the Company’s total capital stock, in accordance with the signatures contained in the Shareholders’ Attendance Book.

4. ATTENDANCE: The shareholder of the Company representing 100% of the capital stock, in accordance with the signature contained in the Shareholders’ Attendance Book.

5. PRESIDENT AND SECRETARY OF THE MEETING: Mr. Bayard De Paoli Gontijo as Chairman and Ms. Daniella Geszikter Ventura as Secretary.

6. RESOLUTIONS: By proposal of the Chairman, the shareholder present approved drawing up the minutes to which this Extraordinary General Meeting refers in summary format, as its publication with omission of signature of the shareholder present, pursuant to the terms of article 130 of “Lei das S.A.” With regard to item (i) of the Agenda, the shareholder decided to record the submissions of resignation of Messrs. ALEX WALDEMAR ZORNIG from the office of CFO [Chief Financial Officer] to the Company on June 20, 2013; FRANCIS JAMES LEAHY MEANEY from the office of Executive Officer without specific designation, submitted to the Company on June 20, 2013; and TARSO REBELLO DIAS from the office of Executive Officer without specific designation, submitted to the Company on August 26, 2013. Moving on to item (ii) of the Agenda, the shareholder decided to approve the proposal of transfer to TNL PCS S.A. (“TNL PCS”) of debts incurred by the Company resulting (a) from financing agreements executed by the Company with the Brazilian National Bank of Economic and Social Development [Banco Nacional de Desenvolvimento Econômico e Social] (“BNDES”) in 2009, and (b) of the dividends declared and due to Oi S.A., in the amounts presented by the Executive Board, in consideration for discharge from the obligations of TNL PCS to the Company, of equal value, relative to the payment of dividends and JCP to the Company. The shareholder authorized the Executive Officers to perform all the acts necessary to the execution of the contracts of assumption of debts of the Company by TNL PCS, including amendments to the financing agreements entered into with BNDES by the Company in 2009. Afterwards, moving on to item (iii) of the Agenda, the shareholder decided to approve the proposal of the Executive Board to increase the limit already approved for contracting guarantees (including, without limitation, bank guarantee and insurance-guarantee) for legal and/or administrative proceedings, for Oi S.A. and its controlled companies. The proposal comprises the authorization to execute contracts, policies and instruments in general, necessary to contract the guarantees, as well as the concession of a personal guarantee by Oi S.A., TNL PCS S.A. and/or by the Company for the benefit of its direct and/or indirect controlled companies. Moving on to item (iv) of the Agenda, the shareholder decided to approve the contracting, by the Company, TNL PCS S.A., Oi S.A., Oi Móvel S.A., Brasil Telecom Comunicação Multimídia Ltda. and Brasil Telecom Call Center S.A., of the company Fast One Sistemas Tecnológicos S.A. (VEOTEX), in the amounts and terms presented, for the term of 3 (three) years, for having submitted the best commercial proposal and technically approved solution for the supply of materials, services and maintenance, which are necessary for the unification of control of access (Corporate Security) of Oi S.A. and controlled companies.

Afterwards, moving on to item (v) of the Agenda, the shareholder decided to rectify the amount of the capital stock of the Company resulting from the increase of capital approved in item (ii) of the minutes of the Extraordinary General Meeting held on January 31, 2013 and ratified in item (iii) of the minutes of the Extraordinary General Meeting held on March 28, 2013, since, as a mistake, the wrong value of the addition of the previous amount of capital stock to the amount of the capital increase was stated in the minutes. Thus, it shall henceforth be stated in said minutes that the value of the capital stock resulting from the increase approved on January 31, 2013 is BRL 11,667,609,121.24 (eleven billion, six hundred and sixty-seven million, one hundred and twenty-one reais and twenty-four cents), and no longer BRL 11,667,609,121.23 (eleven billion, six hundred and sixty-seven million, six hundred and nine thousand, one hundred and twenty-one reais and twenty-three cents), the other terms of the resolutions of items (ii) and (iii) of said General Meetings being maintained and ratified. Thus, the approval of the capital increase shall henceforth come into effect with the following wording:

“Approval of the increase of the Company’s capital stock in the amount of BRL 32,317,047.74 (thirty-two million, three hundred and seventeen thousand, forty-seven reais and seventy-four cents), without issuing new shares, the capital stock of BRL 11,635,292,073.50 (eleven billion, six hundred and thirty-five million, two hundred and ninety-two thousand and seventy-three reais and fifty cents) being increased to BRL 11, 667,609,121.24 (eleven billion, six hundred and sixty-seven million, six hundred and nine thousand, one hundred and twenty-one reais and twenty-four cents). (...)”

With regard to item (vi) of the Agenda, the shareholder decided to approve the proposal submitted by the Executive Board to change the wording of the main section of paragraph 1 of article 5 and of articles 6, 9 and 35 of the Bylaws of the Company, in order to adjust said Bylaws to the requirements of Banco do Nordeste do Brasil S.A. (“BNB”), enabling the future release of funds from Fundo de Investimento do Nordeste (“FINOR”). Thus, said statutory provisions shall be altered in order to (a) reflect the rectification promoted in the previous item of these minutes; (b) convert 1,063,967 (one million, sixty-three thousand, nine hundred and sixty-seven) class B preferred shares, currently held by the shareholder, into an equal number of class A preferred shares; (c) provide that the services provided in relation to the shares subscribed and paid up with funds from tax incentives, by the Regional Investment Funds created by Decree-Law No. 1.376/1974, shall occur without burden to the relevant Funds; (d) establish expressly that the class “B” preferred shares are intended for subscription and paying up by the Regional Investment Funds, created through Decree-Law No. 1.376/74, with funds from tax incentives, pursuant to the terms of article 9 of Act No. 8.167/91; (e) provide that there shall be no preemption right for the subscription of securities issued pursuant to the terms of a special law on tax incentives, as well as for the shares subscribed and paid up with funds from tax incentives, while such securities are in the name of the relevant Regional Investment Funds; (f) establish that, in the issues for subscription by the Regional Investment Funds created through Decree-Law No. 1.376/74, the legislation and specific rules will be observed, and the paying up shall be made by the deposit of any amount corresponding to the tax incentives into the restricted account in the name of the Company, kept responsible to the financial institution responsible for managing the funds of the relevant Regional Investment Funds, making the relevant release shortly after presentation of the minutes which decide on the subscription, duly filed at the competent Trade Register, as well as their publication pursuant to the law; (g) establish that the shares subscribed by the Regional Investment Funds, created by Decree-Law No. 1.376/74, pursuant to article 9 of Act No. 8.167/91, are non-transferrable until the date of issue of the Certificate of Undertaking Implemented [Certificado de Empreendimento Implantado] (CEI) of the project, as set forth in article 19 of said Decree-Law No. 1.376/74, and subsequent alterations; (h) establish that the right to dividends 10% (ten percent) higher than the dividends distributed to the common shares will be assured to the class “A” preferred shares, provided that the total amount of the priority dividends paid to such shares does not exceed the value of the priority dividends paid to the class “B” preferred shares; (I) establish that the class “B” preferred shares of the Company will participate fully in the income of the Company, so that no other kind or class of shares are attributed greater advantages in terms of equity; (j) provide that the class “A” and “C” preferred shares may be redeemed at any time, for the value resulting from division of the capital stock by the total number of shares of the Company; (k) establish that the acquisition of voting right by the class “B” preferred shares shall only occur when such instruments are no longer in the name of the Regional Investment Funds created through Decree-Law No. 1.376/1974; (I) establish that, in cases of eventual bonuses, the class “B” preferred shares shall receive only class “B” preferred bonus shares; and (m) provide that, in the cases of payment of interest on shareholders’ equity, they shall be imputed to minimum mandatory dividends and to the fixed dividend of the class “B” preferred share, by the corresponding net value of income tax, only when the same is applicable. Consequently, and considering the rectifications made pursuant to the terms of the previous item of the Agenda, article 5, main section and paragraph 1, and articles 6, 9 and 35 of the Bylaws shall henceforth have the following wording:

“Art. 5 – The subscribed capital stock is BRL 11,667,609,121.24 (eleven billion, six hundred and sixty-seven million, six hundred and nine thousand, one hundred and twenty-one reais and twenty-four cents), BRL 11,661,092,544.58 (eleven billion, six hundred and sixty-one million, ninety-two thousand, five hundred and forty-four reais and fifty-eight cents), represented by 344,496,964 (three hundred and forty-four million, four hundred and ninety-six thousand, nine hundred and sixty-four) shares, having been paid up, whereas 154,032,214 (one hundred and fifty-four million, thirty-two thousand, two hundred and fourteen) common shares, and 190,464,750 (one hundred and ninety million, four hundred and sixty-four thousand, seven hundred and fifty) Class “A” preferred shares, all and without par value.

Paragraph 1 – The Company’s shares are book shares, being held in a deposit account, in the name of their holders, in an institution qualified to provide such services. The shareholders may be charged the compensation contemplated in paragraph 3 of Article 35, of Act No. 6.404, of 12.15.1976. The services provided in relation to the shares subscribed and paid up with funds from tax incentives, by the Regional Investment Funds created by Decree-Law 1.376/1974, shall be provided without burden to the relevant Funds.”

“Art. 6 – By resolution of the General Meeting, the preemption right for to issue shares, debentures or participation certificates may be excluded for the issuance of shares, debentures or participation certificates convertible into shares, whose placement is made by means of:

I. public subscription or sale in the stock exchange; and,

II. swap for shares in a public offering of acquisition of control, pursuant to the terms of articles 257 to 263 of Act No. 6.404/76.

Paragraph 1 – The class “B” preferred shares are intended for subscription and paying up by the Regional Investment Funds created through Decree-Law 1.376/74, with funds from tax incentives, pursuant to the terms of article 9 of Act No. 8.167/91.

Paragraph 2 – There shall be no preemption right for the subscription of securities issued pursuant to the terms of a special law on tax incentives, as well as for shares subscribed and paid in with funds from tax incentives, while such instruments are in the name of the relevant Regional Investment Funds.

Paragraph 3 – In the issues for subscription by the Regional Investment Funds created through Decree-Law No. 1.376/74, the legislation and specific rules, and the paying in shall be made by means of deposit of the amount corresponding to tax incentives into a restricted account in the name of the Company, held with the financial institution responsible for the administration of the funds of the relevant Regional Investment Funds, the respective release being made as soon after presentation of the minutes which decides on the subscription, duly filed at the competent Trade Register, as well as its publication pursuant to the law.

Paragraph 4 – The shares subscribed by the Regional Investment Funds, created by Decree-Law No. 1.376/74, pursuant to article 9 of Act No. 8.167/91, are non-transferrable until the date of issue of the Certificate of Implemented Undertaking [Certificado de Empreendimento Implantado] (CEI) of the project, as set forth in article 19, of Decree-Law No. 1.376/74, and subsequent amendments.”

“Art. 9 – The bearers of preferred shares are not entitled to vote, observing the provisions of Paragraphs 6 and 7 of this Article 9.

Paragraph 1 – Class “A” preferred shares are assured:

(a) after the priority dividends to which class “B” preferred shares are entitled and in equal conditions with class “C” preferred shares, until the payment of the minimum dividend attributed to them, priority in the receipt of the minimum and non-cumulative dividend of 3% (three percent) per annum, calculated on the value resulting from the division of the book shareholders’ equity by the total number of shares of the Company;

(b) once priority dividends are paid to all preferred shares, right to dividends of 10% (ten percent) higher than the dividends distributed to ordinary shares, provided that the total value of dividends paid to class “A” preferred shares pursuant to items (a) and (b) of this Paragraph 1 does not exceed the value of priority dividends paid to the class “B” preferred shares, set forth in item (a) of Paragraph 2 of this Article 9; as well as

(c) priority in the reimbursement of the capital, without premium, in the case of liquidation of the Company in relation to class “C” preferred shares and common shares, in compliance with priority in the reimbursement of class “B” preferred shares defined below.

Paragraph 2 – Class “B” preferred shares are assured:

(a) priority in the payment of the fixed and non-cumulative dividend of 10% (ten percent) per annum, calculated on the value resulting from division of the capital stock by the total number of shares of the Company;

(b) priority in the reimbursement of the capital, without premium, om the case of liquidation of the Company in relation to the class “A” preferred shares and class “C” common shares; as well as

(c) full participation in the income of the Company, so that no other kind or class of shares are attributed greater technical advantages.

Paragraph 3 – Class “C” preferred shares are assured:

(a) after the priority dividends to which the class “B” preferred shares are paid and under equal conditions with the class “A” preferred shares, priority in the receipt of the minimum and non-cumulative dividend of 3% (three percent) per annum, calculated on the value resulting from division of the book shareholders’ equity by the total number of shares of the Company; as well as

(b) right to participate in the profits distributed in equal conditions with common shares, after these are assured dividend equal to the minimum priority dividend established in Item (a) of this article.

Paragraph 4 – Class “A” preferred shares may be redeemed, at any time, for the value resulting from division of the capital stock by the total number of shares of the Company, in accordance with resolution of the General Meeting, by raffle, if availabilities do not allow their redemption in full.

Paragraph 5 – The preferred shares, of any class, shall participate in the capitalization of other reserves and profits.

Paragraph 6 – In compliance with the provisions of Paragraph 7 of this article, preferred shares, of any class, shall only entitle to vote in the cases expressly set forth in these Bylaws, without prejudice to the provisions of Paragraph 1 of article 115 of Act No. 6.404/76.

Paragraph 7 – The class “A” and class “B” preferred shares, when such securities are not in the name of Regional Investment Funds created through Decree-Law 1.376/74, or class “C” shall acquire voting right if the Company, for a term of 3 (three) consecutive years, does not pay the fixed or minimum dividends, as the case may be, to which they are entitled pursuant to the terms of these Bylaws.

Paragraph 8 – Common and preferred shares shall participate in equal conditions in the distribution of eventual bonuses on shares, resulting from monetary indexation or the incorporation of profits or reserved into the capital stock. The existing shares shall receive new bonus shares of the relevant kind, whereas all the classes of preferred shares shall receive bonus class “C” preferred bonus shares, with the exception of the class “B” preferred shares, which, while they are held by the Regional Investment Funds created through Decree-Law No. 1.376/74, shall receive only class “B” preferred bonus shares.

“Art. 35 - The Company, by resolution of the General Meeting, may pay or credit interest on shareholders’ equity pursuant to the terms of article 9, Paragraph 7, of Act No. 9.249, of 12.26.1995 and relevant legislation and regulation, up to the limit of the minimum mandatory dividends mentioned in article 202, of Act No. 6.404/76, which shall be imputed to these same dividends and to the fixed dividend of the class “B” preferred shares by the corresponding net value of income tax, when the same is applicable.”

Moving to item (vii) of the Agenda, the shareholder approved the alteration of article 2, Sole Paragraph, item VI of the Bylaws of the Company, in order to remove the expression “approval by the Board of Directors” and adjust it with the approval of discontinuing the Board of Directors of the Company implemented in Extraordinary General Meeting on 04/30/2012. Consequently, article 2, Sole Paragraph, item VI of the Bylaws will have the following wording:

“Art. 2 - The purpose of the Company is the exploitation of telecommunication services and the activities necessary or useful to the performance of these services, in conformity with the concessions, authorizations and permissions granted to it.

Sole Paragraph – In the accomplishment of its purpose, the Company may incorporate into its equity property and rights of third parties, as well as:

(...)

VI. execute contracts and covenants with other companies, which exploit telecommunication services or any persons or entities aiming at ensuring operation of the services, without prejudice to their attributions and responsibilities; and”

Finally, in relation to item (viii) of the Agenda, the shareholder approved the restatement of the Bylaws, in conformity with ANNEX I to these minutes, receiving the approvals decided on at the General Meetings held on 07/27/2012 08/14/2012, 01/31/2013, 03/28/2013 and the matter decided on in the previous items of this Meeting.

7. ADJOURNMENT: Having no other pronouncement to make, the Chairman of the Board considered the works of this Extraordinary General Meeting closed, determining that these minutes be drawn up in summary form, as authorized by article 130, paragraph 1, of Brazilian Corporation Law [Lei das S.A.]. The minutes were read, approved and signed by the sole shareholder, holder of all the shares representing the Company’s capital stock, and the publication of the minutes without the signature of the shareholder present was authorized, pursuant to article 130, paragraph 2, of the “Lei das S.A.” SIGNATURES: Bayard De Paoli Gontijo – Chairman; Luciana de Assis Serra Alves – Secretary; SHAREHOLDER—Oi S.A., represented by Bayard De Paoli Gontijo and Eurico de Jesus Teles Neto.

This certificate is a true copy of the minutes, drawn up in the appropriate book.

Rio de Janeiro, September 19, 2013.

Daniella Geszikter Ventura

Secretary

ANNEX I TO THE MINUTES OF THE Extraordinary General Meeting, HELD ON 09/19/2013

TELEMAR NORTE LESTE S.A.

CNPJ/MF N° 33.000.118/0001-79

NIRE N° 33 300 152 580

Publicly Held Company

BYLAWS

CHAPTER I

CHARACTERISTICS OF THE COMPANY

Art. 1 - Telemar Norte Leste S.A. is a joint stock company, governed by these Bylaws and by the applicable legislation.

Art. 2 - The purpose of the Company is the exploitation of telecommunication services and the activities necessary or useful to execute these services, in conformity with the concessions, authorization and permissions granted to it.

Sole Paragraph – In the accomplishment of its purpose, the Company may incorporate into its equity property and rights of third parties, as well as:

I. participate in the capital of other companies;

II. organize wholly-owned subsidiaries to execute the activities comprised in its purpose, and which one recommends be decentralized;

III. promote the import of the property and services which are necessary to the execution of the activities comprised in its purpose;

IV. provide technical assistance services to telecommunication companies, performing activities in the common interest;

V. perform activities of studies and research aimed at the development of the telecommunications sector;

VI. execute contracts and covenants with other companies which exploit telecommunication services or any persons or entities aiming at the ensuring the operation of services, without prejudice to its attributions and responsibilities; and

VII. perform other activities similar or related to its corporate purpose.

Art. 3 – The Company has its head office in the City of Rio de Janeiro, state of Rio de Janeiro, and may, by resolution of its Executive Board, in compliance with the provisions of article 23, item X, below, create and close branches, agencies, offices, departments and representations.

Art. 4 – The term of duration of the Company is indeterminate.

CHAPTER II

CAPITAL STOCK

Art. 5 - The subscribed capital stock is BRL 11,667,609,121.24 (eleven billion, six hundred and sixty-seven million, six hundred and nine thousand, one hundred and twenty-one reais and twenty-four cents), BRL 11,661,092,544.58 (eleven billion, six hundred and sixty-one million, ninety-two thousand, five hundred and forty-four reais and fifty-eight cents), represented by 344,496,964 (three hundred and forty-four million, four hundred and ninety-six thousand, nine hundred and sixty-four) shares, 154,032,214 (one hundred and fifty-four million, thirty-two thousand, two hundred and fourteen) common shares, and 190,464,750 (one hundred and ninety million, four hundred and sixty-four thousand, seven hundred and fifty) Class “A” preferred shares, all nominative and without par value.

Paragraph 1 – The Company’s shares are book-entry shares, being held in a deposit account, in the name of their holders, with an institution qualified to provide such services. The shareholders may be charged the compensation covered in paragraph 3 of Article 35, of Act No. 6.404, of 12.15.1976. The services provided in relation to the shares subscribed and paid up with funds from tax incentives, by the Regional Investment Funds created by Decree-Law 1.376/1974, shall always be without burden to the relevant Funds.

Paragraph 2 – On July 27, 2012, 154,032,214 (one hundred and fifty-four million, thirty-two thousand, two hundred and fourteen) common shares and 189,400,783 (one hundred and eighty-nine million, four hundred thousand, seven hundred and eighty-three) Class “A” preferred shares were partially amortized, in the amount of BRL3,524,130,332.36 per share of each class.

Art. 6 – By resolution of the General Meeting, the preemption right to issue shares, debentures or beneficiary parts convertible into shares may be excluded, whose placement is made by:

I. public subscription or sale in the stock exchange of values; and,

II. swap for shares in public acquisition offering of control, pursuant to the terms of articles 257 to 263 of Act No. 6.404/76.

Paragraph 1 – The class “B” preferred shares are intended for subscription and paying up by the Regional Investment Funds created through Decree-Law No. 1,376/74, with funds from tax incentives, pursuant to the terms of article 9 of Act No. 8.167/91.

Paragraph 2 – There shall be no preemption right for the subscription of securities issued pursuant to the terms of a special law on tax incentives, as well as for shares subscribed and paid up with funds from tax incentives, such as securities which are in the name of the respective Regional Investment Funds.

Paragraph 3 – In the issues for the subscription by the Regional Investment Funds created through Decree-Law No. 1.376/74, the specific legislation and rules shall be observed, and the shares will be paid up as soon as the deposit of the sum corresponding to the tax incentives is made in a restricted account in the name of the Company, held with a financial institution responsible for the management of the relevant Regional Investment Funds, the respective release being made as soon after presentation of the minutes which decide on the subscription, duly filed at the Trade Register, as well as its publication pursuant to the law.

Paragraph 4 – The share subscribed by the Regional Investment Funds, created by Decree-Law No. 1.376/74, pursuant to article 9 of Act No. 8.167/91, are non-transferrable until the date of issue of the Certificate of Undertaking Implemented [Certificado de Empreendimento Implantado] (CEI) of the project, as set forth in article 19, of said Decree- Law No. 1.376/74, and subsequent amendments.

Art. 7 – The shareholder is obliged to realize the capital subscribed, as set forth in the act that decides on the subscription, which may establish that the payment be made by calls by the bodies which administrate the Company.

Sole Paragraph – Without prejudice to the provisions article 107 of Act No. 6.404/76, the shareholder which does not make the payment by the deadlines will fully enjoy the right defaulted on, being subject to the payment of interest of 1% (one percent) per month, monetary indexation, with the lowest periodicity admitted by law, and fine of 10% (ten percent) of the value of the late provision.

Art. 8 – To each share correspond the right corresponding to one vote in the resolutions of the General Meeting.

Art. 9 – The bearers of preferred shares shall not be entitled to vote, observing the provisions of Paragraphs 6 and 7 of this Article 9.

Paragraph 1 – The class “A” preferred shares are assured:

(a) after the priority dividends to which the class “B” preferred shares are entitled and in equal conditions with the class “C” preferred shares until the payment of the minimum dividend attributed to them, priority in the receipt of the minimum and non-cumulative dividend of 3% (three percent) per annum, calculated on the value resulting from the division of the book-entry shareholders’ equity by the total shares of the Company being given;

(b) once the priority dividends are paid for all the preferred shares, the right to dividends of 10% (ten percent) higher than the dividends distributed to common shares, provided that the total value of dividends paid to the class “A” preferred shares pursuant to items (a) and (b) of this Paragraph 1 does not exceed the value of priority dividends paid to the class “B” preferred shares, set forth in item (a) of Paragraph 2 of this Article 9; as well as

(c) priority in the reimbursement of the capital, without premium, in case of liquidation of the Company in relation to the class “C” preferred shares and common shares, in compliance with priority in the reimbursement of the class “B” preferred shares defined below.

Paragraph 2 – The following is assured to Class “B” preferred shares:

(a) priority in the payment of the fixed and non-cumulative dividend of 10% (ten percent) per annum, calculated on the value resulting from the division of the capital stock by the total number of shares of the Company;

(b) priority in the reimbursement of the capital, without premium in case of liquidation of the Company in relation to the class “A” shares and class “C” common shares; as well as

(c) full sharing in the income of the Company, so as to ensure that no other kind or class of shares are attributed greater equity advantages.

Paragraph 3 – The class “C” preferred shares are assured:

(a) after the priority dividends to which the class “B” preferred shares are entitled and in equal conditions with the class “A” preferred shares, priority in the receipt of the minimum and non-cumulative dividend of 3% (three percent) per annum, calculated on the value resulting from the division of the book-entry shareholders’ equity by the total number of shares of the Company; as well as

(b) the right to share in the profits in equal conditions with the common shares, after these have been assured dividend equal to the minimum priority established in item (a) of this article.

Paragraph 4 – The class “A” preferred shares and class “C” shares may be redeemed, at any time, by the value resulting from the division of the capital stock by the total number of shares of the Company, in accordance with the resolution of the General Meeting, by raffle, if the availabilities do not allow for their redemption in full.

Paragraph 5 – Preferred shares, of any kind, will participate in the capitalization of other reserves and profits.

Paragraph 6 – In compliance with the provisions of Paragraph 7 of this article, preferred shares, of any class, shall only have voting right in the cases expressly set forth in these Bylaws, without prejudice to the provisions of Paragraph 1 of article 115 of Act No. 6.404/76.

Paragraph 7 – The class “A” and class “B” preferred shares, when such securities are not in the name of Regional Investment Funds created through Decree-Law 1.376/74, or class “C” will acquire voting right if the Company, for a term of 3 (three) consecutive years, does not pay the fixed or minimum dividends, as the case may be, to which they are entitled pursuant to the terms of these Bylaws.

Paragraph 8 – The common and preferred shares will participate in equal conditions in the distribution of eventual bonuses on shares, resulting from monetary indexation or incorporation of profits or reserves into the capital stock. The existing shares shall receive new bonus shares of the relevant kind, whereas all the classes of preferred shares shall receive class “C” preferred bonus shares, with the exception of class “B” preferred shares, which, while they are held by Regional Investment Funds created through Decree-Law No. 1.376/74, shall only receive class “B” preferred bonus shares.

Art. 10- The reimbursement value to be paid by the Company, in the cases set forth in the Law, shall be the economic value of the Company divided by the total number of shares, whereas such economic value calculated in a valuation, pursuant to the terms of Act No. 6.404/76, with the alterations resulting from Act No. 9.457, of 05.05.1997.

CHAPTER XII

GENERAL MEETING

Art. 11 – The General Meeting is the higher body of the Company, with powers to decide on all business relative to the corporate purpose and take the steps that it deems convenient for the defense and development of the Company.

Art. 12 – In addition to the attributions set forth in the law, it is privately incumbent upon the General Meeting to:

I. reform the Bylaws;

II. authorize the issue of debentures convertible or not into shares or sell then, if in treasury, as well as authorize the sale of debentures convertible into shares held by it and issued by controlled companies;

III. decide on the alteration of the minimum mandatory dividend;

IV. decide on the Company’s interest in a group of companies;

V. decide on the creation of participation certificates;

VI. decide on the proposal of distribution of dividends or payment of interest on the capital which is higher than 25% (twenty-five percent) of the Company’s net profit;

VII. decide on the valuation of the property with which the shareholder concurs to the formation of the capital stock;

VIII. decide on the transformation, merger and spinoff of the Company, its dissolution and liquidation; elect and remove the liquidators and judge their accounts;

IX. suspend the exercise of the rights of the shareholder who does not comply with obligations imposed by law or by the Bylaws;

X. elect or remove, at any time, the members and respective deputies of the Executive Board and Audit Committee, when functioning;

XI. establish and apportion the compensation, aggregate or individual, of the members of the Executive Board and Audit Committee, when functioning;

XII. take and approve, annually, the accounts of the administrators and decide on financial statements presented by them;

XIII. decide on the promotion of a civil liability action, to be filed by the Company against the administrators, for losses caused to its equity, in accordance with the provisions of article 159 of Act No. 6.404/76;

XIV. decide on the increase of the capital stock;

XV. decide on the issue of any securities in Brazil or abroad;

XVI. previously approve the execution of any long term contracts between the Company or its controlled companies, on the one hand, and the controlling shareholder or controlled, associated companies, joint ventures, of parents of the latter, or which are otherwise parties related to the Company, on the other, except when the contracts comply with uniform clauses;

XVII. decide on the creation of a new class of preferred shares or increase of the existing class, without keeping proportion with the other kinds and classes;

XVIII. decide on the alteration of preferences, advantages and conditions of redemption or amortization of one or more classes of preferred shares;

XIX. authorize the execution of management or technical assistance service agreements with foreign entities linked to the controlling shareholders;

XX. set the general policy of the business of the Company and monitor its performance;

XXI. approve the proposal by the Executive Board on the Regulations of the Company, with its respective organizational structure, including the competence and attribution of the Executive Officers of the Company;

XXII. approve the annual budget of the Company, how it is prepared, and the annual plan of business targets and strategy of the Company for the effective period of the budget;

XXIII. authorize the acquisition of shares issued by the Company, for purposes of cancellation or permanence in treasury and subsequent disposal;

XXIV. authorize the issue of commercial papers;

XXV. approve and establish the terms and conditions of any issues of shares and debenture stock;

XXVI. decide on the issue of any securities in Brazil or abroad;

XXVII. approve, by proposal of the Executive Board, the indication of removal of tenured internal auditor;

XXVIII. choose, remove and decide on the compensation of the independent auditors;

XXIX. inspect the management of the Executive Officers of the Company; examine, at any time, the Company’s books; request information on contracts executed or in the process of execution or on any other acts;

XXX. approve the increase of interest in controlled or associated companies, in Brazil or abroad, the creation of wholly-owned subsidiaries of the Company, the Company’s share in the capital of other companies, in Brazil or abroad, and the total or partial disposal of this interest;

XXXI. approve making investments and divestments, including in the capital of other companies, for an amount greater than the competence of the Executive Board;

XXXII. approve any loan, financing or concession of any secured or personal guarantee made by the Company, in the period comprised by the budget then in force, separately or cumulatively, for an amount greater than the competence of the Executive Board;

XXXIII. authorize the execution of contracts of any kind, including transactions and waiver of rights, which entail obligations for the Company or represent values in an amount greater than the competence of the Executive Board;

XXXIV. authorize the acquisition, disposal and constitution of secured guarantee or encumbrances of any nature on the property in the Company’s permanent assets, for values which represents liability equal to or greater than the competence of the Executive Board;

XXXV. monitor compliance with the Company’s obligations to the National Telecommunications Agency [Agência Nacional de Telecomunicações] - ANATEL and negotiations on tariffs and prices;

XXXVI. authorize the provision of guarantees by the Company for the benefit of controlled companies and third parties, whose value exceeds the competence of the Executive Board;

XXXVII. approve any individual transaction whose value exceeds the competence of the Executive Board, between the Company and its controlled companies, on one side, and its shareholders; controlled, associated, parent companies or company under the latter’s common control, on the other;

XXXVIII. in compliance with the provisions of article 101 of Act No. 9.472, of 07.16.1997, authorize the disposal or encumbrances of reversible property, linked to the provision of the public telecommunication services;

XXXIX. authorize the waiver of rights to subscribe shares, debentures convertible into shares or debenture stock issued by controlled companies, regardless of their values;

XL. authorize investments in new businesses or the creation of subsidiary;

XLI. authorize the Company to execute, amend or terminate shareholders’ agreement;

XLII. approve the Company’s sponsorships policy, as well as authorize the practice of free acts, for the benefit of employees or the community, having in view the social responsibilities of the Company, whereas the provision of guarantees to employees in the case of transfers and/or interstate and/or inter-municipal reallocation does not characterize a matter which depends on the approval of the General Meeting; and XLIII. Perform any other duties or decide on any other matters, which are not under the competence of the Executive Board, as established in these Bylaws and expressly in the law.

Paragraph 1 – The shareholders holding preferred shares, of any class, shall be entitled to vote on the resolutions to which Item XIX of this article refers, without prejudice to the provisions of Paragraph 1, of article 115 of Act No. 6.404/76.

Paragraph 2 – The competence of the Executive Board shall be reviewed every fiscal year, according to the attributions set forth in this article; it is forbidden to make alterations in the competencies of the Executive Board in a time span smaller than six months.

Paragraph 3 – In any of the assumptions of items XXXI, XXXII, XXXIII, XXXIV, XXXVI, XXXVII and XL of this article 12, in which the value of the document or contract is lower than five million reais (annually adjusted by the variation of the IGP-M index, from April 10, 2007), the provisions of article 25 of these Bylaws apply, a collegiate resolution by the Executive Board not being required.

Art. 13 - The General Meeting will be called by the Executive Board; the CEO shall substantiate the respective act. The General Meeting may also be called as set forth in the Sole Paragraph of article 123 of Act No. 6.404/76, altered by Act No. 9.457/97.

Art. 14 - The General Meeting shall be convened by the CEO of the Company, which will elect the President and Secretary of the Meeting, comprised of a chairman and a secretary, chosen among the shareholders present. In the absence or impediment of the CEO, the General Meeting may be convened by any Executive Officer or by an attorney-in-fact duly invested with specific powers for this purpose.

Art. 15 – Minutes shall be drawn up in an appropriate book of the works and resolutions of the General Meeting. It shall be signed by the President and Secretary of the Meeting and shareholders present, who represent, at least, the majority necessary for the resolutions taken.

Paragraph 1 – The minutes may be drawn up in the manner of a summary of the facts, including dissidences and protests.

Paragraph 2 – Except for resolutions otherwise by the Meeting, the minutes shall be published omitting the signatures of shareholders.

Art. 16 – Annually, in the first four months subsequent to the end of the fiscal year, the General Meeting shall meet, ordinarily, to:

I. take down the accounts of the administrators, examine, discuss and vote the financial statements;

II. decide on the allocation of the net profit of the fiscal year and the distribution of dividends; and

III. elect the members of the Audit Committee and, when applicable, the members of the Board of Directors.

Art. 17 - The General Meeting shall meet, extraordinarily, whenever the interests of the Company require.

CHAPTER IV

ADMINISTRATION OF THE COMPANY

SECTION I

GENERAL RULES

Art. 18 – The Company will be administered by the Executive Board; its members are waived providing collateral to perform their duties.

Sole Paragraph – The Executive Board is the executive body of management of the Company, each of its members acting in accordance with the relevant competence established by these Bylaws.

Art. 19 – The administrators are invested upon instruments drawn up in the Book of Minutes of Meetings of the Executive Board.

SECTION II

EXECUTIVE BOARD

Art. 20 - The Executive Board of the Company shall be comprised of at least 2 (two) and a maximum of 10 (ten) members. The offices of CEO and CFO shall always be filled, the other members shall be Executive Officers without specific designation, in compliance with the provisions of the Sole Paragraph below.

Art. 21 – The members of the Executive Board will be elected by the General Meeting for a term of office of 3 (three) years; the year will be considered as the period comprised between 2 (two) Annual General Meetings.

Art. 22 – In his absences and impediments, the CEO will be replaced by any Executive Officer appointed by him.

Paragraph 1 – In the cases of temporary absences and impediments of the Chairman and of the Executive Officer appointed by him, another Executive Officer appointed by the Executive Officer who is absence or prevented shall hold the Chair, pursuant to the main section of this article, and he shall perform the duties mentioned above.

Paragraph 2 – The other members of the Executive Board shall be replaced, in their temporary absences and impediments, by another Executive Officer appointed by the Executive Board.

Paragraph 3 – In a vacancy in the office of CEO or CFO, and until the General Meeting resolved in this respect, the duties relative to the respective office shall be accumulated by an Executive Officer appointed by the Executive Board.

Art. 23 – As a collegiate body, the Executive Board shall:

I. establish specific policies and guidelines resulting from the general guidance of the business established by the General Meeting;

II. prepare the budget, how it is implemented, and the General plans of the Company, submitting them to the approval of the General Meeting;

III. submit, periodically, to the General Meeting the general evolution of the Company’s business;

IV. submit to the General Meeting a proposal of indication or removal of a tenured internal auditor;

V. propose to the General Meeting the disposal or encumbrance of the property in the Company’s permanent assets, whose value exceeds the competence of the Executive Board;

VI. submit a proposal to the General Meeting of the Company’s Regulations with the respective organizational structure;

VII. appreciate the General Balance Sheet and other financial statements and the Company’s Annual Report, as well as the proposal of allocation of income, submitting them to the Audit Committee, to the Independent Auditors and to the General Meeting;

VIII. submit a proposal to the General Meeting of the plan of positions and wages, of the personnel regulation, of the staff and of the plan of benefits and advantages of the Company;

IX. decide on the management and implementation of its plan and programs in connection with the activities of training and management of human resources;

X. create and close branches, agencies, offices, departments and representations;

XI. submit to the General Meeting the acquisition of insurance in the interest of the Company, when the value of the purpose insured is equal to or higher than that under the competence of the Executive Board;

XII. submit to the General Meeting detailed reports on the progress of legal and administrative proceedings in the interest of the Company;

XIII. in compliance with the provisions of article 12 of these Bylaws, submit previously to the General Meeting, for approval, contracts of any nature, including transactions and waiver of rights, which entail obligations for the Company in an amount greater than the competence of the Executive Board, regardless of this being provided in the Company’s budget;

XIV. establish, from the limits of competence established for the Executive Board, the limits of competence along the hierarchical line of the Company’s administrative organization; and

XV. decide on other subjects deemed as under the collective competence of the Executive Board, or attributed to it by the General Meeting.

Art. 24 – The Executive Board shall meet whenever called by the CEO, at least 2 (two) business days in advance.

Sole Paragraph – The quorum to convene meetings of the Executive Board is the majority of the active members, and resolutions shall be taken by the favorable vote of the majority of the Executive Officers attending the meeting.

Art. 25 - The Company will be represented as plaintiff and defendant, in any acts which create obligations or release third parties from obligations to the Company: (I) by 2 (two) Executive Officers signing together; (ii) by 1 (one) Executive Officer and an attorney-in-fact signing together; or (iii) by 2 (two) attorneys-in-fact, invested with specific powers, signing together.

Sole Paragraph – The powers of attorney granted by the Company shall be signed by 2 (two) Executive Officers together, establishing in the respective instruments, precisely and fully, the powers granted and the term of the power of attorney, which, with the exception of powers of attorney granted to attorneys to represent the Company in administrative or legal proceedings, may not exceed 1 (one) year.

Art. 26 – The CEO shall determine the specific functions of each of the Executive Officers, observing the limits determined by the General Meeting.

CHAPTER V

AUDIT COMMITTEE

Art. 27- The Audit Committee is the body which inspects the administration of the Company, and will function non-permanently.

Art. 28- The Audit Committee will be comprised of 3 (three) to 5 (five) tenured members and an equal number of alternates.

Paragraph 1 – Having been elected by the Annual General Meeting, the members of the Audit Committee shall have 1 (one) term of one year, considered as the period comprised between 2 (two) Annual General Meetings, and may be reelected. They shall remain in their offices until their successors are invested.

Paragraph 2 – The members of the Audit Committee, at its first meeting, shall elect the Chairman, who will ensure compliance with the resolutions of the body.

Paragraph 3 – The Audit Committee may request to the Company to appoint personnel qualified to act as Secretary and provide technical support to it.

Art. 29 – The Audit Committee, when functioning, shall:

I. inspect the acts of the administrators and ensure compliance with its legal and statutory duties;

II. opine on the annual report of the administration, stating in its opinion the complementary information it deems necessary or useful for the General Meeting to decide;

III. opine on the proposals of the bodies of the administration to be submitted to the General Meeting, relative to modification of the capital stock, issue of debentures or other securities, investment plans or capital budgets, distribution of dividends, transformation, acquisition, merger or spinoff;

IV. inform to the bodies of the administration and, if the latter do not take the necessary steps to protect the Company’s interests, to the General Meeting the errors, frauds, or crimes which it finds out and suggest useful steps to the Company;

V. call the Annual General Meeting, if the bodies of the administration delay this call for longer than 1 (one) month, and the extraordinary meeting, whenever there are serious or urgent reasons, including in the Agendas the matters it deems necessary;

VI. analyze, at least quarterly, the trial balance and other financial statements prepared periodically by the Company;

VII. examine the financial statements of the fiscal year and opine on them; and

VIII. perform the attributions set forth in the law or established by the General Meeting, in the case of liquidation of the Company.

Art. 30 – The Audit Committee, when functioning, shall meet, ordinarily, once per quarter and, extraordinarily, when necessary.

Paragraph 1 – The meetings shall be called by the Chairman of the Audit Committee or by any 2 (two) members of the Audit Committee.

Paragraph 2 – The quorum to convene the meetings of the Audit Committee is the majority of the active members, and the resolutions shall be taken by the favorable vote of the majority of Directors present at the meeting.

Art. 31 – In the event of vacancy in the office of member of the Audit Committee, the respective alternate will assume the office for the remaining term of office of the Director substituted.

Paragraph 1 – In his absences or impediments, the member of the Audit Committee shall be substituted by his alternate, specifically for each meeting.

Paragraph 2 – In the event of a vacancy in most of the office and if there are no more alternates, a General Meeting shall be called to elect the alternates.

Paragraph 3 – The acting alternate shall be entitled to the compensation of the tenured member, in the period when the substitution occurs, counted month by month.

CHAPTER VI

FISCAL YEAR AND FINANCIAL STATEMENTS

Art. 32 – The fiscal year coincides with the calendar year.

Art. 33 – Together with the financial statements, the bodies of administration of the Company shall submit to the annual General Meeting a proposal on the sharing of the employees in the profits and on allocation of the net profits of the fiscal year, pursuant to the legislation in force.

Paragraph 1 – The net profits, 25% (twenty-five percent) shall be distributed as dividends, as provided in the following article.

Paragraph 2 – The General Meeting may authorize the distribution of interim dividends from the profit account of the fiscal year, in compliance with the provisions of article 204 and its paragraphs of Act No. 6.404/76.

Paragraph 3 – The Company, by resolution of the General Meeting, in compliance with the legal limits and in conformity with the determinations of Brazilian Corporations Law, may attribute participations to its administrators and employees.

Paragraph 4 – The Company may, by resolution of the Executive Board, attribute to the workers sharing in the profits or income of the company, pursuant to Act No. 10.101/2000.

Art. 34 – The dividends shall be paid as a priority to the class “B” preferred shares and, afterwards, to the class “A” and “C” preferred shares, up to the limit of priority dividends to which they are entitled; the balance shall be verified and paid to the holders of class “A” and “C” common and preferred shares, all as provided in article 9 of these Bylaws.

Paragraph 1 – Except for resolution to the contrary by the General Meeting, the dividends shall be paid “pro rata” dia, subsequently to realization of the capital.

Paragraph 2 – The values of the dividends due to the shareholders, as well as any other earnings, shall be compensated as decided by the General Meeting, from the end of the fiscal year until the date set for its effective payment.

Paragraph 3 - The dividends not claimed within 3 (three) years shall revert in favor of the Company.

Art. 35 – By resolution of the General Meeting, the Company may pay or credit interest on the shareholders’ equity pursuant to the terms of article 9, Paragraph 7, of Act No. 9.249, of 12.26.1995 and the relevant legislation and regulation, up to the limit of minimum mandatory dividends covered by article 202, of Act No. 6.404/76, which shall be imputed to these same dividends and to the fixed dividend of the class “B” preferred shares, for the corresponding net value of Income Tax, when the same is applicable.

CHAPTER VII

LIQUIDATION OF THE COMPANY

Art. 36 - The Company shall enter into liquidation in the cases set forth in the law or by resolution of the General Meeting, which will establish the manner of liquidation, and elect the liquidator.

CHAPTER VIII

TRANSITORY PROVISIONS

Art. 37 – The class “B” common and preferred shares may, by request of their holders, be converted into class “A” preferred shares for each class “B” common or preferred share held, in compliance with the provisions of Paragraph 2, of article 15, of Act 6.404/1976. The right to conversion may be exercised within 30 (thirty) days counted from publication of the minutes of the General Meeting, which approves such conversion. The General Meeting may extend or reopen said term.

Sole Paragraph – If the exercise of the conversion of shares by the shareholders who are holders of common shares, pursuant to the terms of the main section of this article, may result in a number of preferred shares which exceeds the legal limit of 2/3 (two thirds) of the total shares issued by the Company, said conversion shall be made by apportionment among the shareholders interested, in the proportion of their interest in the capital stock, until it reaches aid legal limit.

*****

TELEMAR NORTE LESTE S.A.

Taxpayer Identification Number CNPJ 33.000.118/0001-79

Companies Register Identification Number NIRE 33 300 15258-0

MINUTES OF THE 251st MEETING OF THE EXECUTIVE BOARD

HELD ON APRIL 02, 2013

1. DATE, TIME AND PLACE FO THE MEETING: On April 2nd (second), 2013, at 09:00 am, at the Conference Room, located at the head office of the Company, at Rua General Polidoro, No. 99, Botafogo—Rio de Janeiro (RJ).

2. ATTENDANCE: The majority of the members of the Executive Board were present, namely: Messrs. Alex Waldemar Zornig, Francis James Leahy Meaney, Tarso Rebello Dias, Pedro Santos Ripper, Julio Cesar Fonseca and Eurico de Jesus Teles Neto. Ms. Luciana de Assis Serra Alves, was also present, as Secretary.

3. AGENDA: (1) Approve the alteration of the address of the corporate head office of the Company; and (2) Authorize the adoption of all the measures necessary to effectuate the resolutions of item (1).

4. RESOLUTIONS: After the meeting started, the Executive Officers appointed Ms. Luciana de Assis Serra Alves to act as secretary of the meeting. Afterwards, with respect to item (i) of the Agenda, the Executive Officers, in conformity with articles 3 and 23, item X, of the Bylaws, decided to approve the alteration of the address of the corporate head office of the Company, located at Rua General Polidoro, 99, Botafogo, to Rua do Lavradio, 71, 2° andar – Centro, Rio de Janeiro-RJ, CEP [Postal Code] 20.230-070. With reference to item (ii) of the Agenda, the adoption by the Executive Board or by the regularly appointed attorneys-in-fact, of all the measures necessary to effectuate the matter referred to in resolution (i) of the minutes was authorized, but not only the measures applicable with the Brazilian Federal Revenue Service [Secretaria da Receita Federal do Brasil—SRF], National Register of Legal Entities [Cadastro Nacional de Pessoas Jurídicas] (CNPJ/MF), and the Trade Register, among other competent public bodies.

5. ADJOURNMENT: Having nothing further to address, the meeting was adjourned; and, for the records, these minutes were drawn up, which, after having been read and approved, are signed by those present, (signatures) Luciana de Assis Serra Alves – Secretary of the Meeting, Alex Waldemar Zornig, Francis James Leahy Meaney, Tarso Rebello Dias, Pedro Santos Rupper, Julio Cesar Fonseca and Eurico de Jesus Teles Neto.

This certificate is a true copy of the relevant Book of Minutes of the Company.

Rio de Janeiro, April 02, 2013.

Luciana de Assis Serra Alves

Secretary